Exhibit 23.2

Consent of Independent Auditor

We hereby consent to the use in the proxy statement/prospectus constituting a part of this Registration Statement of our report dated May 19, 2022, except for Notes 6 and 8 as to which the date is February 14, 2023, relating to the consolidated financial statements of Cibus Global, LLC (the “Company”), which is contained in that proxy statement/prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the proxy statement/prospectus.

/s/ BDO USA, LLP

San Diego, California

February 14, 2023